DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 5.2% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	540
Total Outstanding Loan Balance	$44,418,192*	Min	Max
Average Loan Current Balance	$82,256	$7,991	$516,075
Weighted Average Original LTV	84.0%**
Weighted Average Coupon	8.72%	5.80%	13.84%
Arm Weighted Average Coupon	8.54%
Fixed Weighted Average Coupon	9.32%
Weighted Average Margin	6.26%	2.25%	10.39%
Weighted Average FICO (Non-Zero)	606
Weighted Average Age (Months)	4
% First Liens	95.7%
% Second Liens	4.3%
% Arms	76.7%
% Fixed	23.3%
% of Loans with Mortgage Insurance	1.0%

*

Total collateral in these ZIP codes will be approximately [$45,000,000]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.80 - 6.00	5	1,168,870	2.6	5.94	80.3	697
6.01 - 6.50	7	1,095,963	2.5	6.31	79.7	627
6.51 - 7.00	30	3,549,757	8.0	6.82	81.3	633
7.01 - 7.50	34	3,862,216	8.7	7.33	83.8	626
7.51 - 8.00	50	4,643,970	10.5	7.85	81.0	621
8.01 - 8.50	70	6,293,689	14.2	8.32	84.6	600
8.51 - 9.00	88	7,787,477	17.5	8.78	83.9	606
9.01 - 9.50	57	4,679,246	10.5	9.27	83.1	588
9.51 - 10.00	56	4,269,823	9.6	9.81	85.9	580
10.01 - 10.50	34	1,922,573	4.3	10.33	85.9	582
10.51 - 11.00	39	1,801,643	4.1	10.75	85.4	591
11.01 - 11.50	23	1,420,155	3.2	11.26	88.3	593
11.51 - 12.00	23	942,399	2.1	11.72	89.7	564
12.01 - 13.84	24	980,412	2.2	12.41	94.5	588
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	2	203,608	0.5	9.76	85.0	NA
476 - 500	2	138,665	0.3	10.33	83.7	500
501 - 525	27	2,247,210	5.1	9.48	75.6	513
526 - 550	46	3,927,572	8.8	9.53	81.1	538
551 - 575	76	6,434,814	14.5	9.36	85.3	563
576 - 600	101	7,819,090	17.6	8.65	84.9	588
601 - 625	131	10,304,808	23.2	8.57	84.6	613
626 - 650	69	5,884,043	13.2	8.52	84.6	637
651 - 675	43	3,891,014	8.8	8.10	85.6	664
676 - 700	16	1,358,366	3.1	7.70	82.5	689
701 - 725	13	681,796	1.5	8.44	85.2	712
726 - 750	7	882,244	2.0	6.83	88.1	740
751 - 775	3	236,249	0.5	7.01	81.0	764
776 - 800	3	285,979	0.6	7.68	81.4	794
801 - 806	1	122,736	0.3	9.25	80.0	806
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
7,990 - 50,000	134	4,328,709	9.7	10.04	85.4	604
50,001 - 100,000	267	19,378,101	43.6	8.92	84.0	601
100,001 - 150,000	96	11,619,851	26.2	8.59	84.2	608
150,001 - 200,000	28	4,759,402	10.7	8.17	84.1	602
200,001 - 250,000	8	1,810,624	4.1	7.57	83.1	613
250,001 - 300,000	3	833,438	1.9	8.95	84.8	553
300,001 - 350,000	1	309,211	0.7	8.35	80.0	630
350,001 - 400,000	1	397,157	0.9	5.97	71.4	639
450,001 - 500,000	1	465,625	1.0	5.95	90.0	740
500,001 - 516,075	1	516,075	1.2	6.38	80.0	665
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
34.32 - 50.00	6	251,163	0.6	8.79	40.1	578
50.01 - 55.00	2	94,879	0.2	9.82	53.7	526
55.01 - 60.00	7	511,545	1.2	9.23	58.1	556
60.01 - 65.00	2	116,473	0.3	9.49	64.2	610
65.01 - 70.00	21	1,271,208	2.9	8.73	69.1	581
70.01 - 75.00	28	2,649,364	6.0	7.77	73.8	618
75.01 - 80.00	152	15,526,251	35.0	8.22	79.8	608
80.01 - 85.00	85	7,721,818	17.4	9.15	84.9	587
85.01 - 90.00	132	11,105,659	25.0	8.83	89.8	613
90.01 - 95.00	24	2,375,169	5.3	8.88	95.0	609
95.01 - 100.00	81	2,794,665	6.3	10.46	99.9	628
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	125	8,302,688	18.7	9.15	86.3	607
1.00	11	680,487	1.5	9.12	86.2	653
2.00	294	26,038,641	58.6	8.56	83.6	601
3.00	110	9,396,376	21.2	8.76	83.0	615
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	408	33,970,106	76.5	8.63	84.2	603
Reduced	101	7,722,576	17.4	8.85	85.0	619
Stated Income / Stated Assets	31	2,725,510	6.1	9.40	79.3	606
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	437	37,096,050	83.5	8.63	84.0	601
Second Home	1	130,231	0.3	7.90	80.0	725
Investor	102	7,191,911	16.2	9.17	84.1	627
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
Ohio	171	14,059,883	31.7	8.75	84.0	607
Michigan	105	7,870,934	17.7	8.87	83.2	600
Indiana	65	6,173,609	13.9	8.63	85.2	607
Mississippi	55	3,822,319	8.6	8.63	85.4	606
South Carolina	26	2,866,536	6.5	8.58	84.6	594
North Carolina	27	2,422,373	5.5	8.59	82.6	613
Tennessee	25	1,923,309	4.3	8.90	87.2	611
New York	17	895,196	2.0	9.39	85.8	632
Texas	7	884,725	2.0	7.93	80.2	644
Illinois	12	845,624	1.9	8.84	85.5	578
South Dakota	3	827,064	1.9	7.10	81.5	640
Florida	6	584,098	1.3	9.20	76.5	601
Pennsylvania	6	452,726	1.0	8.69	85.3	599
West Virginia	4	298,967	0.7	9.49	78.8	535
Alabama	3	211,829	0.5	8.94	87.0	578
Other	8	279,001	0.6	9.87	75.3	555
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	314	23,611,444	53.2	8.82	85.3	610
Refinance - Rate Term	28	2,514,261	5.7	9.06	84.2	600
Refinance - Cashout	198	18,292,487	41.2	8.53	82.4	600
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	335	30,681,556	69.1	8.52	83.4	602
Arm 2/28 - Balloon 40/30	9	985,858	2.2	9.39	86.7	583
Arm 2/28 - Dual 40/30	1	152,931	0.3	10.19	85.0	528
Arm 3/27	15	1,894,052	4.3	8.18	83.7	603
Arm 3/27 - Balloon 40/30	1	147,915	0.3	7.99	80.0	565
Arm 5/25	2	185,939	0.4	9.34	87.0	689
Fixed Balloon 30/15	18	1,422,653	3.2	7.57	86.7	658
Fixed Balloon 40/30	5	565,269	1.3	7.88	80.0	622
Fixed Rate	154	8,382,019	18.9	9.71	86.1	613
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	469	39,408,841	88.7	8.68	84.2	605
2 Family	38	2,510,894	5.7	9.34	82.3	596
3-4 Family	13	1,079,243	2.4	8.90	84.2	637
Condo	11	747,726	1.7	8.19	78.8	626
PUD	9	671,489	1.5	8.70	85.7	601
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	7	1,317,315	3.9	6.74	81.1	633
4.01 - 4.50	5	508,152	1.5	6.96	77.3	632
4.51 - 5.00	17	2,103,527	6.2	7.21	83.3	620
5.01 - 5.50	29	2,886,847	8.5	8.73	84.8	616
5.51 - 6.00	87	8,395,283	24.7	8.46	82.3	592
6.01 - 6.50	99	8,095,742	23.8	8.45	86.0	605
6.51 - 7.00	29	2,548,958	7.5	8.78	83.3	613
7.01 - 7.50	36	3,499,407	10.3	8.83	82.4	593
7.51 - 8.00	28	2,481,088	7.3	9.49	84.4	596
8.01 - 8.50	15	1,315,576	3.9	9.35	77.9	550
8.51 - 9.00	5	499,645	1.5	9.89	87.7	596
9.01 - 10.39	6	396,711	1.2	10.96	82.5	601
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
10 - 12	1	58,455	0.2	7.49	84.3	602
13 - 15	23	1,603,898	4.7	8.23	86.4	608
16 - 18	106	9,200,318	27.0	8.01	84.3	609
19 - 21	87	9,181,057	27.0	8.43	84.1	599
22 - 24	128	11,776,617	34.6	9.13	82.0	596
25 - 27	1	52,354	0.2	8.74	85.0	556
28 - 30	3	255,726	0.8	7.71	88.8	624
31 - 33	5	742,103	2.2	7.53	83.2	602
34 - 36	7	991,784	2.9	8.73	82.2	595
37 >=	2	185,939	0.5	9.34	87.0	689
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.86 - 12.00	3	579,092	1.7	5.96	73.7	648
12.01 - 12.50	7	1,095,963	3.2	6.31	79.7	627
12.51 - 13.00	24	2,740,817	8.0	6.79	81.6	616
13.01 - 13.50	23	2,759,842	8.1	7.35	84.4	626
13.51 - 14.00	35	3,402,636	10.0	7.87	82.4	606
14.01 - 14.50	54	5,057,180	14.9	8.26	84.9	595
14.51 - 15.00	58	5,342,676	15.7	8.67	83.3	614
15.01 - 15.50	57	4,826,112	14.2	9.20	83.1	591
15.51 - 16.00	56	4,703,185	13.8	9.50	84.9	584
16.01 - 16.50	13	883,341	2.6	9.96	83.9	573
16.51 - 17.00	21	1,472,053	4.3	10.36	83.4	576
17.01 - 17.50	8	776,438	2.3	11.21	87.7	596
17.51 - 17.64	4	408,916	1.2	11.40	89.1	568
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.50	11	1,742,689	5.1	6.75	79.6	636
4.51 - 5.50	20	2,381,240	7.0	7.68	86.6	615
5.51 - 6.00	17	2,180,873	6.4	7.76	83.6	598
6.01 - 6.50	12	1,088,586	3.2	7.59	85.3	601
6.51 - 7.00	13	1,320,087	3.9	7.14	82.3	642
7.01 - 7.50	31	3,239,898	9.5	7.98	83.4	608
7.51 - 8.00	43	3,705,592	10.9	8.13	81.9	608
8.01 - 8.50	43	4,051,080	11.9	8.33	83.2	597
8.51 - 9.00	57	4,801,962	14.1	8.77	83.2	606
9.01 - 9.50	46	3,736,091	11.0	9.26	82.7	587
9.51 - 10.00	35	3,025,327	8.9	9.78	85.6	580
10.01 - 10.50	14	1,036,877	3.0	10.31	85.2	569
10.51 - 11.00	11	690,533	2.0	10.68	79.1	579
11.01 - 11.50	7	708,555	2.1	11.21	88.0	599
11.51 - 11.64	3	338,862	1.0	11.58	88.9	559
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
2.00	44	4,161,969	12.2	9.73	83.2	577
3.00	318	29,830,303	87.6	8.37	83.5	605
5.00	1	55,979	0.2	10.77	80.0	570
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	322	30,485,631	89.5	8.53	83.6	601
1.50	32	2,902,079	8.5	8.57	83.2	611
2.00	9	660,541	1.9	8.88	81.0	596
Total:	363	34,048,251	100.0	8.54	83.5	601

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	521	42,120,970	94.8	8.76	84.2	605
60	19	2,297,222	5.2	7.96	81.2	610
Total:	540	44,418,192	100.0	8.72	84.0	606

*

Note, for second liens, CLTV is employed in this calculation.